UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
        OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 0-32379

                          American Ammunition, Inc.
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             (Exact name of registrant as specified in its charter)

                    3545 NW 71st Street, Miami, Florida 33147
                                 (305) 835-7400
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock and Preferred Stock
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box (es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) |X|    Rule 12h-3(b)(1)(i) |_|      Rule 12g-4(a)(1)(ii) |_|
Rule 12h-3(b)(1)(ii) |_|   Rule 12g-4(a)(2)(i) |_|      Rule 12h-3(b)(2)(i) |_|
Rule 12g-4(a)(2)(ii) |_|   Rule 12h-3(b)(2)(ii) |_|     Rule 15d-6 |_|

    Approximate number of holders of record as of the certification or notice date: 242

    Pursuant to the requirements of the Securities Exchange Act of 1934 American Ammunition, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 7, 2007        By: /s/ Andres F. Fernandez, Chief
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                              Executive Officer, President,
                              Chief Financial Officer and Director